Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132550

For Immediate Release

Contacts:

Sarah McNeil	Mary Ellsworth
Fleishman-Hillard	CommVault
612.573.3124	732.870.4044
mcneils@fleishman.com	mellsworth@commvault.com

Investor Relations:

Michael Picariello
CommVault
732-728-5380
ir@commvault.com
COMMVAULT RECEIVES HIGHEST RATING FOR ENTERPRISE
BACKUP/RECOVERY SOFTWARE
OCEANPORT, NJ — September 21, 2006 - CommVault®, a leading provider of Unified Data Management™ solutions, today announced that it has received the highest possible rating, “Strong Positive”, in Gartner’s MarketScope for Enterprise Backup/Recovery Software, 20061 report. Of the nine vendors included in the report, CommVault was one of two that received a “Strong Positive” rating.
In its MarketScope assessment, Gartner, Inc., an independent industry research and advisory firm, provides an evaluation of a marketplace, in this case enterprise backup/ recovery software, and analyzes how certain vendors measure against criteria for that marketplace. Vendors were evaluated against six criteria: market understanding, marketing strategy, offering (product) strategy, product/service, market responsiveness and track record, and marketing execution. The vendors were given one of five ratings: Strong Positive, Positive, Promising, Caution or Strong Negative.

[1]	Gartner Research “MarketScope for Enterprise Backup/Recovery Solutions, 2006” by Dave Russell and Carolyn DiCenzo. September 19, 2006.
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COMMVAULT RECEIVES HIGHEST POSSIBLE RATING FOR ENTERPRISE BACKUP/RECOVERY SOFTWARE
“According to Gartner, vendors who receive a “Strong Positive” rating are solid providers of strategic products, services or solutions. They recommend existing customers to continue investments, and potential customers should consider the vendor a strong strategic choice,” said David West, vice president of marketing and business development of CommVault. “We feel Gartner’s analysis reaffirms the strength of our market position, vision and commitment to deliver solutions which meet customers’ evolving data management challenges.”
The CommVault QiNetix software suite addresses the markets for backup and recovery, replication, archival and storage management, offering customers high performance and comprehensive solutions for data protection, business continuance, corporate compliance and centralized management and reporting.
QiNetix enables CommVault customers to simply and cost-effectively protect and manage enterprise data throughout its lifecycle, from data center to remote office, covering the leading operating systems, relational databases and applications. In addition to addressing today’s data management challenges, customers can realize lower capital costs through more efficient use of their enterprise-wide storage infrastructure assets, including the automated movement of data from higher cost to lower cost storage devices throughout the data’s lifecycle and through sharing and better utilization of storage resources across the enterprise. QiNetix also can provide customers with reduced operating costs through a variety of features, including fast application deployment, reduced training time, lower cost of storage media consumables, proactive monitoring and analysis, simplified troubleshooting and lower administrative costs.
For more information on this report, please refer to www.gartner.com.
About CommVault
CommVault® provides Unified Data Management™ solutions for high- performance data protection, universal availability and simplified management of data on complex storage networks. The CommVault® QiNetix™ platform, based on CommVault’s Common Technology Engine, integrates Galaxy backup and recovery, snapshot management and recovery, remote replication, active data migration and archiving, e-mail compliance, enterprise service level management and reporting and storage resource management software solutions. The QiNetix unified approach is designed to allow customers to add/integrate QiNetix components, at a fraction of the time, effort and money required by separate point products.
Information about CommVault is available at www.commvault.com or by calling (732) 870-4000. CommVault’s corporate headquarters is located in Oceanport, New Jersey in the United States.

COMMVAULT RECEIVES HIGHEST POSSIBLE RATING FOR ENTERPRISE BACKUP/RECOVERY SOFTWARE
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions and others. Statements regarding CommVault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. CommVault does not undertake to update its forward-looking statements.
©2006 CommVault Systems, Inc. CommVault Systems, CommVault Galaxy, CommVault QiNetix, DataMigrator, DataArchiver, QNet, CommServe StorageManager, MediaAgent, iDataAgent, CommCell and the CommVault logo are trademarks and may be registered trademarks in some jurisdictions of CommVault Systems, Inc. Product and company names herein may be trademarks of their respective owners.

MarketScope Disclaimer
The MarketScope for Enterprise Backup/Recovery Software, 2006 is copyrighted 19 September 2006 by Gartner, Inc. and is reused with permission. The MarketScope is an evaluation of a marketplace at and for a specific time period. It depicts Gartner’s analysis of how certain vendors measure against criteria for that marketplace, as defined by Gartner. Gartner does not endorse any vendor, product or service depicted in the MarketScope, and does not advise technology users to select only those vendors with the highest rating. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or Goldman Sachs will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037 or 1-866-471-2526.
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